Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Virginia Commerce Bancorp, Inc. 2010 Equity Plan of our reports, dated March 19, 2010, relating to the consolidated balance sheets of Virginia Commerce Bancorp, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009, 2008 and 2007, and the effectiveness of internal control over financial reporting which appear in Virginia Commerce Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

May 3, 2010